UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2009
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200  Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On June 4, 2009, GMAC LLC (“GMAC “) was notified by the Federal Deposit Insurance Corporation (the “FDIC”) that any further issuances of debt by GMAC that is guaranteed by the FDIC pursuant to the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”) will require the written approval of the FDIC, with the size of such issuances being determined by the FDIC.  The FDIC indicated that this approval requirement applies only to future issuances. As a result, the requirement has no impact on GMAC’s recent issuance of $4.5 billion of debt guaranteed by the FDIC pursuant to the TLGP that GMAC announced on June 3, 2009.  Correspondence received by GMAC from the FDIC that relates to any further issuances is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

As indicated in the attached correspondence, requests by GMAC for further issuances of debt that is guaranteed by the FDIC pursuant to the TLGP will be administered by the FDIC according to the following plan: (1) GMAC’s access to the TLGP will be phased in over time in specific increments; (2) the FDIC will inform GMAC of the amount of guaranteed debt available to be issued upon receiving a request from GMAC; and (3) the FDIC will require certain information from Ally Bank (a wholly-owned subsidiary of GMAC) to be considered in the decision made pursuant to item (2) above, which includes (a) a detailed list of Ally Bank’s deposit products updated as products are added to or deleted from the list; (b) Ally Bank’s ranking among the top ten deposit-rate payers and the methodology used to determine its ranking each week during any period in which TLGP debt of Ally Bank or GMAC is outstanding; and (c) the number of basis points the interest rate paid on certificate of deposit products and other deposit products exceeds the average rates for such products listed on Bankrate.com.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description
99.1	Letter from the Federal Deposit Insurance Corporation, Dated June 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC
(Registrant)

Dated: June 9, 2009	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and
Controller

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter from the Federal Deposit Insurance Corporation, Dated June 4, 2009